Exhibit 10.1
SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (the “Agreement”) sets forth the entire agreement and understanding which has been reached relative to the cessation of Beth Hirschhorn’s employment with MetLife Group, Inc. (“MetLife”). It is fully agreed and understood as follows:

1.
MetLife will pay to Hirschhorn the gross amount of One Million, Two Hundred and Fifty Thousand Dollars ($1,250,000) (the “Settlement Payment”) in settlement of any and all claims that Hirschhorn has, had or may have had against the Company, as defined in paragraph “8,” below. The Settlement Payment will be paid to Hirschhorn as follows:

a.
Within ten (10) business days of the Effective Date of this Agreement, as referenced in paragraph “14,” below, MetLife will pay to Hirschhorn by direct deposit, the gross sum of One Million, One Hundred Thousand Dollars ($1,100,000), less applicable withholding and taxes, subject to tax reporting on Form W-2.

b.
Within ten (10) business days of the Effective Date of this Agreement, as referenced in paragraph “14,” below, MetLife will pay to Vladeck Waldman Elias & Engelhard, P.C. (“Vladeck”) by check, as attorney’s fees, the gross sum of One Hundred and Fifty Thousand Dollars ($150,000). Vladeck will provide MetLife with a Form W-9 and such payment will be subject to tax reporting on Form 1099 to Hirschhorn and to Vladeck.

2.
MetLife will pay one hundred percent (100%) of the cost of the JAMS mediation fees and expenses, including the amount paid by Hirschhorn as a retainer to JAMS for the mediation fees and expenses, subject to presentation of supporting invoices.

3.
Hirschhorn acknowledges that the payments provided for above exceed any sums to which she would otherwise be entitled under any policy, plan and/or procedure or any agreement with the Company, and that they represent full and complete consideration for the release she is giving the Company in this Agreement. Further, neither this Agreement nor the payments to be provided hereunder constitutes an admission on the part of the Company as to the violation of any law or any obligation to Hirschhorn. The parties have entered into this Agreement solely to avoid the burdens and expense of potential litigation. Hirschhorn will not be eligible or entitled to any other payments or benefits of any kind after the effective date of her resignation, with the exception of COBRA continuation coverage, any vested benefits under a pension or welfare plan, qualified or non-qualified, all of which are governed exclusively by the terms of the respective plan documents, the proceeds of any MetLife, Inc. stock options she exercises in accordance with the terms of the Stock Option Agreements governing those stock options, and payment of her earned vacation pay through April 23, 2014.

4.
The parties specifically acknowledge that Hirschhorn’s unvested stock options and unvested restricted stock units are cancelled and forfeited and that her performance share grants for the Performance Share Plan Periods January 1, 2012-December 31, 2014 (grant id #PSB012), January 1, 2013-December 31, 2015 (grant id #PSB013), and January 1, 2014-December 2016 (grant id #PSB014) are cancelled and forfeited. In accordance with the terms of her applicable Performance Share Agreement, Hirschhorn shall receive payment in respect of her Performance Share grant for the January 1, 2011-December 31, 2013 performance period (grant id #PSB011), in the normal course and subject to the terms of the applicable Performance Share Agreement, typically no later than May, 2014.

5.
Hirschhorn will be out of the office on vacation through April 23, 2014. During Hirschhorn's vacation time (ending on April 23, 2014) she will continue to have standard access to her Company car and driver with the same tax implications for personal versus business travel that applied prior to this Agreement.

6.
Hirschhorn will resign her employment with MetLife effective close of business April 23, 2014 and will deliver to MetLife a letter of resignation from her employment and from all offices, trusteeships and memberships on any boards of directors of MetLife, Inc. and any of its affiliates simultaneously with her delivery of an executed counterpart of this Agreement. Hirschhorn represents and warrants that she is not a member of any MetLife boards as of the date of her resignation of employment, except as will be covered by her resignation.

7.	Following Hirschhorn’s delivery of the letter of resignation, MetLife will issue an announcement of her resignation. Hirschhorn has reviewed and approved the content of the announcement.

8.
As a material inducement to MetLife to enter into this Agreement, Hirschhorn agrees for herself and her relatives, heirs, executors, administrators, successors, and assigns that she hereby fully and forever releases and discharges MetLife, Inc., its parents, subsidiaries, affiliates, and agents and its past, present, and future directors, officers, and employees, agents, representatives, employee benefit plans or funds and the fiduciaries thereof, successors, and assigns of each (collectively, “the Company”) from any and all claims, charges, demands, actions, liability, damages, sums of money, back pay, attorney’s fees, or rights of any and every kind or nature which she ever had, now has or may have, whether known or unknown, against the Company arising out of any act, omission, transaction, or occurrence up to and including the date she executes this Agreement including, but not limited to, (i) any claims arising out of or related to her employment by the Company or the discontinuance thereof, (ii) any claim of employment discrimination, harassment or retaliation under, or any alleged violation of, any federal, state, or local fair employment practice or benefits law, rule, regulation, executive order, or ordinance, including but not limited to the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act, (iii) any alleged violations of any duty or other employment-related obligation or other obligations arising out of contract, tort, tortious course of conduct, libel or slander, defamation, public policy, law, or equity, (iv) any expectation, anticipation, right, or claim to incentive compensation under any Company incentive compensation plan, including but not limited to the MetLife Annual Variable Incentive Plan, the Performance Incentive Plan, and, except as otherwise specifically stated in this Agreement, the MetLife, Inc. 2000 Stock Incentive Plan, the MetLife, Inc. 2005 Stock and Incentive Compensation Plan, and the Long Term Performance Compensation Plan, and (v) any expectation, anticipation, right, or claim to severance payments or associated benefits under any Company severance plan, including but not limited to the MetLife Plan for Transition Assistance for Officers.

The foregoing includes a waiver of claims that Hirschhorn knows about and claims she may not know about. Hirschhorn agrees that she is releasing claims to the fullest extent permitted by law.
Nothing in this Agreement shall be deemed to waive any indemnification rights Hirschhorn may have.

9.
a.    Hirschhorn agrees that, except for the provision of information to governmental agencies or self-regulatory organizations, or as required by subpoena, neither she nor her agents, attorneys, or representatives will publish, publicize, or reveal any confidential Company information obtained by her, her agents, attorneys, or representatives that relates to: (i) her employment or the cessation of her employment with MetLife, (ii) any claims that were raised or could have been raised in any action as of the date she executes this Agreement, or (iii) the facts underlying any such claims. She further agrees that, except for the provision of information to governmental agencies or self-regulatory organizations, or as required by subpoena, neither she nor her agents, attorneys, or representatives will disparage or encourage or induce others to disparage the Company, or communicate in any way to any former, present, or future employees of the Company or to any person or corporation any confidential information that relates to her employment with the Company or to any claims which could have been raised in any action in connection with the cessation of her employment with MetLife unless required by law to do so.

Although she is not precluded from participating in an investigation or from filing a charge with the Equal Employment Opportunity Commission (EEOC) or other governmental agency relating to her employment or the termination thereof, she acknowledges that by executing this Agreement she waives all rights to recover any relief regarding any such claims. Notwithstanding the foregoing, Hirschhorn may provide a prospective employer with information concerning her former title, compensation, job responsibilities and qualifications.

b.    Except for the provision of information to governmental agencies or self-regulatory organizations, or as required by subpoena, Hirschhorn agrees that she will maintain the terms of this Agreement in confidence and not disclose its existence or contents to anyone other than her attorneys, financial advisors and spouse or domestic partner, and only after first informing them of the confidentiality of this Agreement and securing their agreement to be bound by the same restrictions against disclosure that apply to her. Hirschhorn acknowledges the obligation of MetLife, Inc. and its affiliates to publicly disclose this Agreement, and information about this Agreement, in filings with the U.S. Securities and Exchange Commission and other regulators, and that such disclosure shall not affect any of Hirschhorn’s obligations under this Agreement. This Agreement may be used as evidence only in an action to enforce this Agreement, and shall not be admissible for any other purpose.

In the event she is served with a subpoena or a request by a governmental agency or self-regulatory organization calling for the disclosure of this Agreement or any information concerning the Company, she agrees to give MetLife ten (10) days written notice in advance of disclosing this Agreement or any information concerning the Company by mailing to MetLife’s Law Department located at 1095 Avenue of the Americas, New York, New York 10036, Att. Office of the General Counsel, a copy of any such legal demand for such information (or, if she is required to disclose this Agreement or any information concerning the Company in less than ten (10) days, by overnight delivery to be delivered to the same address in advance of disclosing this Agreement or any information concerning the Company).

c.MetLife agrees to instruct Steve Kandarian and Frans Hijkoop that (except for the provision of information to governmental agencies or self-regulatory organizations), they should not disparage or encourage or induce others to disparage Hirschhorn.

10.
Beginning March 28, 2014, Hirschhorn will not have access to Company email or voicemail. The outgoing telephone message on Hirschhorn’s office telephone will advise callers through April 23, 2014, that Hirschhorn is “out of the office”. There will be no automated outgoing email message through April 23, 2014, unless Hirschhorn chooses to include an outgoing message that she is “out of the office.” On April 24, 2014, the office telephone number and the email address will be taken out of service. MetLife will review messages on Hirschhorn’s office telephone number and email and forward to Hirschhorn any non-Company business and personal messages through April 23, 2014.

11.
Hirschhorn will retain her laptops, ipad, and cell phone. MetLife will arrange to remove all MetLife information from the devices prior to the resignation date. Hirschhorn will cooperate with MetLife in making the devices available, and in any other way necessary or appropriate for MetLife’s removal of such information from the devices. With the exception of the foregoing, Hirschhorn will destroy or deliver to a person designated by MetLife all Company property, information, documents, and other materials (including but not limited to memoranda, correspondence, reports, records, transcripts, notes, records of conversations, keys, computer and other equipment, and identification cards), in whatever form or medium (including papers, e-mail, disks, tapes, and any and all electronic storage), including all duplicates, copies, or versions, concerning or in any way related to the business affairs or operations of the Company, interaction by or among employees, customers, vendors, or other associates of the Company, or her job duties , responsibilities, assignments, or actions on behalf of or in furtherance of the interests of the Company, that are in her custody, possession, or control (“Company Material”).

Company Material does not include documents she received from an authorized representative of the Company solely regarding her employment relationship with the Company (e.g., summary plan descriptions, performance evaluations, benefits statements), any policy or product purchased by her or on her behalf from the Company, or securities of the Company held by her, or other documents she is entitled by law to retain. She represents that she has conducted a diligent search for all Company Material prior to executing this Agreement. She agrees that if she at any time discovers or receives any Company Material she will destroy or return such Company Material to her former Company manager (or other person designated by MetLife to receive these items, or if either person is no longer employed by the Company, to the MetLife Human Resources Services Center, 500 Schoolhouse Road, Johnstown, PA 15904) within 48 hours of such discovery. Nothing in this agreement shall require Hirschhorn to destroy or return materials in her counsel’s files.

12.	MetLife will arrange for the reassignment of the business cell phone number ([REDACTED]) to Hirschhorn personally.

13.	The Parties will arrange a mutually agreeable date for Hirschhorn to go to her office to remove personal items.

14.
Hirschhorn acknowledges that MetLife has advised her in writing that she has twenty-one (21) days in which to review this Agreement and fully consider its terms prior to signing it and that she should consult with legal counsel prior to signing this Agreement. She may accept this Agreement by fully executing it and returning it to MetLife in accordance with the return instructions provided with this Agreement by no later than 5:00 p.m. on the twenty-first (21st) day after the date she received this Agreement. After she has executed this Agreement, she will have seven (7) days to revoke this Agreement, which she may do in writing by e-mail to [REDACTED] or by fax to [REDACTED], in either case received by MetLife no later than 5:00 p.m. on the seventh (7th) day following the date on which she executed this Agreement. Subject to the terms of paragraph “20”, this Agreement will become effective on the eighth (8th) day following her execution of this Agreement (the “Effective Date”), provided she has not revoked it. In the event that she does not accept this Agreement as set forth above, or in the event that she revokes this Agreement prior to its Effective Date, and otherwise subject to paragraph “20”, MetLife shall not have any obligation to make the payments provided for in this Agreement.

15.
Hirschhorn affirms that this Agreement has been executed voluntarily by her, and may not be changed except in writing that specifically references this Agreement and that is signed by her and an officer of MetLife, Inc. With the exception of any Agreement to Protect Corporate Property that she may have, which remains in full force and effect, this Agreement constitutes the full understanding between the parties. In the event of any inconsistency between this Agreement and the JAMS Term Sheet (which will be null and void following the execution of this Agreement), the terms of this Agreement shall control. The parties acknowledge that any benefit summaries or top sheets provided to Hirschhorn either before or after the execution of this agreement are not part of this agreement, were not relied upon in reaching this agreement and that the full terms of her pension (qualified and non-qualified) welfare and other benefit rights are solely governed by the terms of the plan documents for each respective plan. The parties acknowledge that they have not relied on any representations, promises or other agreements except as expressly set forth in this Agreement.

16.
This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to conflict of laws rules. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. However, if any portion of any party’s general release language were ruled to be unenforceable for any reason, such party agrees to execute a valid release of no greater scope than that set forth herein.

17.
This Agreement shall inure to the benefit of and be binding upon the parties hereto and their heirs, legal representatives, trustees, executors, beneficiaries, administrators, successors, parents, subsidiaries, affiliated entities and commonly controlled entities.

18.	No provision of this Agreement shall be construed against any party because that party or its counsel drafted the provision. This Agreement shall be construed equally as to all parties.

19.
This Agreement may be executed simultaneously and in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Telecopied and/or PDF signature pages shall have the same legal impact and import as the original.

20.
This Agreement will not become effective unless approved by the MetLife, Inc. Compensation Committee. To the extent such approval has not yet occurred as of the Effective Date as provided in paragraph “14”, the Effective Date shall occur on the date of such approval, if any.

ACCEPTED AND AGREED:
MetLife Group, Inc.
By: /s/ Frans Hijkoop         Dated: 4/2/2014

Beth Hirschhorn
By: /s/ Beth Hirschhorn         Dated: 3/31/14

STATE OF _________________    )
)ss.:
COUNTY OF _______________    )

On this 31 day of March , 2014, before me personally came Beth Hirschhorn , to me known and known to me to be the person described in and who executed the foregoing Agreement and General Release, and he/she duly acknowledged to me that he/she executed the same.

/s/ Laura Bergman
Notary Public

LAURA REID BERGMAN
Notary Public, State of New York
No. 01BE6272164
Qualified in New York County
Commission Expires Nov. 13, 2016